Exhibit 3.34

LIMITED LIABILITY COMPANY AGREEMENT
OF
GOLF CARD RESORT SERVICES, LLC

This Limited Liability Company Agreement (this “Agreement”) of Golf Card Resort Services, LLC (the “Company”) is entered into this 2nd day of March, 2011 by Golf Card International, LLC, a Delaware limited liability company (the “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”).  The Member and Golf Card Resort Services, LLC agree as follows:

1.  Name.  The name of the limited liability company governed hereby is Golf Card Resort Services, LLC.

2.  Certificates.  Robert T. York, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  Upon the execution of this Agreement, his powers as an authorized person shall cease and the Member shall thereafter be designated as an authorized person within the meaning of the Act.  The Member or an Officer (as hereinafter defined) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3.  Purpose.  The Company’s purpose is owning and holding ownership interests in businesses and engaging in any and all activities necessary or incidental thereto.

4.  Powers.  The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member pursuant to this Agreement.

5.  Principal Business Office.  The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

6.  Registered Office.  The address of the registered office of the Company is as set forth in the Certificate of Formation.

7.  Registered Agent.  The name and address of the registered agent of the Company is as set forth in the Certificate of Formation.

8.  Name and Mailing Address of the Member.  The name and the mailing address of the Member is as follows:

Name	Address
Golf Card International, LLC	64 Inverness Drive East Englewood, CO 80112

9.  Term.  The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with the terms of this Agreement.

10.  Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, any Officer, employee or agent of the Company (including a Person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

11.  Admission of Member.  The Member is deemed admitted as a Member of the Company upon its execution and delivery of this Agreement.

12.  Capital Contributions.  The Member may make capital contributions to the Company as may be necessary from time to time to enable the Company to timely pay its obligations as such obligations come due in the ordinary course of the Company’s business.

13.  Units.  The Member’s ownership interests in the Company shall be represented by units (the “Units”).  The total number of Units that the Company shall have authority to issue is 100 Units, of which 100 will be issued to the Member upon execution and delivery of this Agreement.

14.  Allocations.  The income, gains, losses, deductions and credits of the Company shall be allocated to the Member.

15.  Distributions.  Distributions shall be made to the Member at such times and in such amounts as may be determined in the sole discretion of the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its Units in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

16.  Management.

a.             In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member.  The Member (i) shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware, and (ii) has the authority to bind the Company.

b.             Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may delegate to any Person, any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any Person to perform any acts or services for the Company as the Member may reasonably determine.

17.  Officers.  The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice President, Secretary, Treasurer and Assistant Secretary) to any such Person.  Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such Person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 17 may be revoked at any time by the Member.

18.  Other Business.  The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

19.  Exculpation and Indemnification.  None of the Member, any of its respective members, employees, agents, officers, directors, any of their respective affiliates, consultants, employees or agents or any Officer (each an “Indemnified Party”) shall be liable to the Company or any other Person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Party’s gross negligence or willful misconduct.  To the full extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Party by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof.

20.  Members.  One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

21.  Termination of Membership.  The rights of the Member to share in the profits and losses of the Company, to receive distributions and to assign its Units in the Company shall, on its dissolution, termination, winding-up, bankruptcy, or other inability to act in such capacity, devolve on its legal representative for the purpose of administering its property.

22.  Assignments.  The Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company Units, as determined in its sole discretion.

23.  Dissolution.

a.                                      The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(i)                                     the written consent of the Member;

(ii)                                  the dissolution, termination, winding-up, bankruptcy, or other inability to act in such capacity, of the Member; or

(iii)                               the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b.             In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

24.  Elections.  The Member shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Company or any other method or procedure related to the preparation of such tax returns.  The Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws, and the Member shall not be liable for any consequences to any previously admitted or subsequently admitted Members resulting from their making or failing to make any such elections.

25.  Definition.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

26.  Severability of Provisions.  Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

27.  Entire Agreement.  This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

28.  Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of laws principles thereof, and all rights and remedies shall be governed by such laws.

29.  Amendments.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

[The remainder of this page is intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

MEMBER:

GOLF CARD INTERNATIONAL, LLC

By:	/s/ Thomas F. Wolfe
Name: Thomas F. Wolfe
Its: Chief Financial Officer

COMPANY:

GOLF CARD RESORT SERVICES, LLC

By:	/s/ Thomas F. Wolfe
Name: Thomas F. Wolfe
Its: Chief Financial Officer